Exhibit 99.1

(1)  The amount of shares gives effect to a 10-for-1 stock split of the common stock of Dex Media, Inc. (the "Issuer"), $0.01 par value, effected on July
     27, 2004, as disclosed on the Issuer's Amendment No. 2 to Form S-1
     Registration Statement No. 333-115489, filed with the Securities and
     Exchange Commission on June 28, 2004 (the "Registration Statement"). This
     amount does not include an aggregate of 93,000 shares of common stock held by two irrevocable trusts for the benefit of Mr. Burnett's children for which George Burnett, Robert C. Burnett and Todd S. McCuaig serve as the co-trustees. Mr. Burnett disclaims beneficial ownership of these 93,000 shares.

(2)  The reported securities were called for redemption by the issuer at a price equal to their liquidation preference plus accrued and unpaid interest.